Exhibit 99.1

Enhabit Completes Previously Announced Acquisition by Kinderhook

Industries to Become a Private Company

DALLAS and NEW YORK – May 15, 2026 - Enhabit, Inc. (“Enhabit” or the “Company”), a leading home health and hospice care provider, and Kinderhook Industries, LLC (“Kinderhook”), a middle market private equity firm, today announced the successful completion of the previously announced transaction in which Enhabit was acquired by Kinderhook for $13.80 per share in cash.

As a result of the transaction, Enhabit has become a private company. Its common stock will no longer be listed for trading on the New York Stock Exchange, effective immediately.

Barb Jacobsmeyer, President and Chief Executive Officer of Enhabit, said, “Today marks an exciting milestone for Enhabit as we officially begin our next chapter as a privately held company. With Kinderhook’s support, Enhabit will benefit from additional resources and expertise that will enable growth, strengthen our clinical capabilities, and expand access to high-quality care for patients, families and the communities we serve. I want to thank all of Enhabit’s employees for their dedication and for continuing to stay grounded in our mission and values to deliver extraordinary patient care.”

Chris Michalik, Managing Director at Kinderhook, added, “Enhabit’s leadership, patient-centric culture and strong market position align closely with what we look for in a partner, and we are excited to help build on that foundation. We look forward to working together so the Enhabit team can continue expanding access to care, elevating quality, and delivering strong outcomes for patients and families.”

Advisors

Goldman Sachs & Co. LLC served as exclusive financial advisor and Jones Day served as legal counsel to Enhabit. Joele Frank, Wilkinson Brimmer Katcher served as strategic communications advisor to Enhabit. Guggenheim Securities, LLC served as exclusive financial advisor and Kirkland & Ellis LLP served as legal counsel to Kinderhook.

About Enhabit Home Health & Hospice

Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 251 home health locations and 117 hospice locations across 35 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit enhabit.com.

About Kinderhook Industries

Founded in 2003, Kinderhook Industries, LLC is a private investment firm that has raised over $11 billion of committed capital. The firm has made in excess of 500 investments and follow-on acquisitions since inception. Kinderhook’s investment philosophy is predicated on matching differentiated, growth-oriented investment opportunities with financial expertise and the proprietary network of its operating partners. The firm focuses on middle market businesses with defensible niche market positioning in the healthcare services, environmental & industrial services, and light manufacturing & automotive sectors. For more information, please visit kinderhook.com

Kinderhook Contact

Ellis Metz

emetz@jarrardinc.com

865-805-0090

Enhabit Media Contact

Erin Volbeda

media@ehab.com

972-338-5141